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                                                                     EXHIBIT 3.7

                            ARTICLES OF INCORPORATION

                                       OF

                                   GPPW, INC.



         The undersigned, an individual, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a business corporation (hereinafter called the "CORPORATION") pursuant to the provisions of the Wisconsin Business Corporation Law.

         FIRST: The Corporation is incorporated under the Wisconsin Business Corporation Law.

         SECOND: The corporate name of the Corporation is GPPW, Inc.

         THIRD: The number of shares that the Corporation is authorized to issue is 1,000, all of which are of par value of $.01 dollars each and are of the same class and are to be Common shares.

         FOURTH: The street address of the initial registered office of the Corporation in the State of Wisconsin is 25 West Main Street, Madison, Wisconsin 53703.

         The name of the initial registered agent of the Corporation at the said registered office is CSC-Lawyers Incorporating Service Company.

         FIFTH:            The name and the address of the incorporator is:

         NAME                                ADDRESS

         Andrew Metcalf                      c/o King & Spalding
                                             1185 Avenue of the Americas
                                             New York, New York 10036

         SIXTH: The purposes for which the Corporation is organized, which shall include the authority of the Corporation to engage in any lawful business as provided in Section 180.0301 of the Wisconsin Business Corporation Law, are as follows:

                  To have all of the general powers granted to corporations organized under the Wisconsin Business Corporation Law, whether granted by specific statutory authority or by construction of law.
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         SEVENTH: Except as may otherwise be provided by Section 180.0704 of the
Wisconsin Business Corporation Law, and subject to the applicable requirements of that Section, action required or permitted by the Wisconsin Business Corporation Law to be taken at a shareholders' meeting may be taken without a meeting by shareholders who would be entitled to vote at a meeting those shares with voting power to cast not less than the minimum number or, in the case of voting by voting groups, the minimum numbers of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.

         EIGHTH: The Corporation shall, to the fullest extent permitted by the provisions of the Wisconsin Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in the indemnified person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent.
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         NINTH:            The duration of the Corporation shall be perpetual.

Signed on May 21, 1998.


                                                    /s/ Andrew M. Metcalf
                                                    ----------------------------
                                                    Andrew Metcalf, Incorporator

This document was drafted by

Andrew Metcalf
c/o CSC-Lawyers Incorporation Service Company
Address:          25 West Main Street
                  Madison, Wisconsin 53703